Exhibit 21

SUBSIDIARIES OF REGISTRANT

The following list sets forth subsidiaries of Katy Industries, Inc. as of March 26, 2012, as well as operating divisions of such subsidiaries, with successive indentation indicating parent/subsidiary relationships of such subsidiaries.  The state of jurisdiction or incorporation of each such subsidiary is stated in parentheses.  All such subsidiaries are 100% owned, directly or indirectly, by Katy Industries, Inc.  Omitted subsidiaries do not, in the aggregate, constitute a “significant subsidiary”.

American Gage & Machine Company (Illinois)
WP Liquidating Corp. (Illinois)
Ashford Holding Corp. (Delaware)
Continental Commercial Products, LLC (Delaware)
Continental (division)
Contico (division)
Container (division)
Gemtex (division)
Glit (division)
Wilen (division)
2155735 Ontario, Inc. (Canada)
Glit/Gemtex, Ltd. (Canada)
Gemtex Canada (Division)
KMG Canada (Division)
3254018 Nova Scotia Limited
GCW, Inc. (Delaware)
HPMI, Inc. (Delaware)
Hermann Lowenstein, Inc. (Delaware)
Katy International, Inc. (British Virgin Islands)
Katy Teweh Inc. (Delaware)
Wabash Holding Corp. (Delaware)
W.J. Smith Wood Preserving Company (Texas)
WII, Inc. (Delaware)
TTI Holdings, Inc. (Delaware)